-------------------------------------------------------------------------------
                MAY COMPANY INDEPENDENT SHAREHOLDERS' COMMITTEE
               21OO L Street, NW, Suite 210 Washington, DC 20037
-------------------------------------------------------------------------------


                                                Contact:  Michael Zucker
                                                          (202) 785-6661

For Immediate Release
---------------------
        UNION SHAREHOLDER COMMITTEE BEGINS PROXY CONTEST TO ELIMINATE
         POISON PILL AT MAY DEPARTMENT STORES COMPANY; SUES IN FEDERAL
                COURT TO ENJOIN MANAGEMENT'S PROXY SOLICITATION

April 30, 1997--Washington, DC: The May Company Independent Shareholders' Committee comprised of the Union of Needletrades, Industrial and Textile Employees (UNITE) and one of its affiliates began a proxy contest today to eliminate the poison pill rights plan of The May Department Stores Company. In addition, UNITE and the Committee filed suit in U.S. District Court in the Southern District of New York to prevent management from exercising discretionary authority to vote against the proposed anti-poison pill by-law amendment.

The by-law amendment seeks to eliminate the May Company's poison pill rights plan immediately by requiring redemption of the current plan. The amendment also is intended to require the Company to seek shareholder approval if the Board wishes to put a poison pill plan in place in the future. A similar amendment received a majority of votes cast at the Harrah's Entertainment, Inc. annual meeting last week.

The lawsuit was triggered by the May Company's decision to use its discretionary authority to vote against the anti-poison pill by-law amendment. The Company informed shareholders of its intent to do this in recently mailed definitive proxy materials. UNITE believes the Company's position represents a deliberate attempt to disenfranchise May Company shareholders and manipulate the proxy solicitation process:

 .   On March 5, 1997 UNITE informed the May Company, as required by the
    Company's by-laws, that it would be presenting the amendment at the
    Company's annual meeting.
 .   UNITE repeatedly communicated to the Company its plans to solicit a majority of outstanding shares.
 .   The Company sent out its proxy materials approximately one week ago and failed to provide a separate line item for shareholders to vote on the by-law amendment.
 .   The Company may send out a new card in the future, but it intends to count its discretionary votes against the anti-poison pill by-law amendment unless revoked by a later proxy.

If successful in its lawsuit, UNITE will obtain a court declaration that the Company cannot exercise discretionary authority with respect to the anti-poison pill proposal, and that only proxies which give the shareholders the right to vote on the poison pill will be counted on that proposal.

"The May Company's obvious attempt to disenfranchise its shareholders provides the Company's owners with a powerful example of why they should support a corporate governance reform that would give them a strong voice in a tender offer situation. Clearly this management can't be trusted with such decisions if it is willing to deprive shareholders of their voting rights in a desperate attempt to prevail in a proxy contest," said Michael Zucker director of Corporate and Financial Affairs for UNITE.

Other issues to be presented at the May Company Annual Meeting on May 23rd include nonbinding shareholder proposals that directors stand for election annually and that the May Company review and strengthen compliance with its Vendor Standards of Conduct.

Pension trusts organized for the retirement benefit of Members of UNITE hold approximately 53,418 shares of May Company common stock.

                                     -30-


The following may be deemed to be "participants" in this solicitation: The Union of Needletrades, Industrial and Textile Employees ("UNITE"), the Southern Regional Joint Board of UNITE, owner of 50 shares of May Department Stores Company Common Stock and four of its employees, Michael R. Zucker, Marka Peterson, Benjamin Hensler, and Yvonne McNeese.